SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 4, 2004

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                          VISHAY INTERTECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)





            Delaware                      1-7416                 38-1686453
 (State or other jurisdiction of   (Commission file number)   (I.R.S. employer
  incorporation or organization)                             identification no.)





            63 Lincoln Highway
           Malvern, Pennsylvania                                   19355-2120
  (Address of principal executive offices)                         (Zip code)


       Registrant's telephone number, including area code: (610) 644-1300






         (Former name or former address, if changed since last report.)

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Item 5.  Other Events and Regulation FD Disclosure

      Holders of $169,435,000 principal amount at maturity of Vishay's Liquid Yield Option(TM) Notes due 2021 (zero coupon-subordinated) (LYONs) have exercised the option to require Vishay to repurchase their LYONs on June 4, 2004. This represents approximately 44% of the LYONs outstanding. The option expired at 5:00 p.m. New York City time on June 3, 2004.

      The purchase price is $602.77 per $1,000 principal amount at maturity of the LYONs. As permitted by the indenture governing the LYONs, Vishay elected to pay the purchase price in shares of its common stock. Under the formula prescribed by the indenture, Vishay will issue 32.6669 shares of its common stock per $1,000 principal amount at maturity of the LYONs surrendered for purchase, or a total of approximately 5,534,900 shares. Cash will be paid in lieu of fractional shares.

      Approximately $215.6 million principal amount at maturity (accreted value of approximately $130.0 million as of June 4, 2004) of the LYONs remains outstanding. The purchase of LYONs pursuant to the option will reduce Vishay's consolidated long-term debt by approximately $102.1 million.

      The early extinguishment of a portion of the LYONs will reduce annual interest expense by approximately $3 million. It will result in a pretax non-cash charge of approximately $2.5 million for the write-off of a portion of unamortized debt issuance costs associated with the 2001 issuance of the LYONs, which will be recorded in the second quarter of 2004.

      A copy of Vishay's press release issued on June 4, 2004 is filed as
Exhibit 99.1 to this report.

Item 7.  Financial Statements, Pro Forma Financial Information and
Exhibits.

(c)   Exhibits

Exhibit No.       Description
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99.1               Press Release dated June 4, 2004.



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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Vishay Intertechnology, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 4, 2004



                                    VISHAY INTERTECHNOLOGY, INC.


                                    By: /s/ Richard N. Grubb
                                       --------------------------------------
                                       Name:  Richard N. Grubb
                                       Title: Executive Vice President and
                                              Chief Financial Officer

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                                  EXHIBIT INDEX

Exhibit No.       Description
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99.1              Press Release dated June 4, 2004.